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                                                                 EXHIBIT 99.4(c)



                        FORTIS BENEFITS INSURANCE COMPANY
                               St. Paul, Minnesota
                                 A Stock Company

                      Qualified Retirement Plan Endorsement

                                       To

                        [Guaranteed Living Benefit Rider]

This Endorsement is a part of the annuity contract and [Guaranteed Living Benefit Rider] (the Rider) to which it is attached. It takes effect on the effective date of the Rider. The purpose of this Endorsement is to maintain the Living Benefit Status of the Rider if a Required Minimum Distribution, as defined below, would require that You make a partial surrender which would otherwise exceed the partial surrender limits of the benefit provided by the Rider.

DEFINITIONS

Required Minimum Distribution - means, for the purposes of this Endorsement, the amount required to be distributed to a plan participant in a tax qualified retirement plan under the provisions of section 401(a)(9), 403(b)(10), 408(b)(3), and 408A(b), as modified by 408A(c)(5), or their successor sections, associated with, and only associated with, the value of the annuity contract to which this endorsement is attached.

EFFECT OF REQUIRED MINIMUM DISTRIBUTION ON ANNUAL MAXIMUM LIVING BENEFIT

The Rider gives You the right to make partial surrenders each Contract Year of up to [7%] of Your Guaranteed Benefit Base so long as Your contract remains in Living Benefit Status. This limitation is modified for any given Contract Year to be the greater of: (1) the [7%] limitation, or (2) the amount of any Required Minimum Distribution which you are required to take during a calendar year which overlaps the Contract Year and which was not withdrawn from the contract during the prior Contract Year.

EFFECT OF REQUIRED MINIMUM DISTRIBUTION ON LIVING BENEFIT STATUS AND MAXIMUM LIVING BENEFIT

The Rider provides that the contract will not be in Living Benefit Status if Your Guaranteed Remaining Benefit Amount is zero. A partial surrender as a result of a Required Minimum Distribution shall be included in the calculation of partial surrenders applied against the Guaranteed Remaining Benefit Amount.

Similarly, for the purposes of calculating the first limitation under the Maximum Living Benefit, "any partial surrenders you made during the Contract Year" shall include partial surrenders which are a part of a Required Minimum Distribution.

Signed for the Company to take effect on the Rider effective date.


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Senior Vice President                          Senior Vice President